Exhibit No. 10.10
Form 10-KSB
Buyers United, Inc.
File No. 0-26917



           ASSET PURCHASE AGREEMENT

                    Between

              BUYERS UNITED INC.,

           I-LINK COMMUNICATIONS INC.,

                     And

             I-LINK INCORPORATED




              Dated December 6, 2002


              Table of Contents

    Heading                                             Page


ARTICLE I.  DEFINITIONS/PURCHASE & SALE/CLOSING

      1.1       Definitions
      1.2       Transfer and Sale of Assets
      1.3       Purchase Price
      1.4       Deliveries and Effective Date
      1.5       Time and Place of Closing

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF ILC I-LINK
      2.1       Organization
      2.2       Authorization of Transaction
      2.3       Non-contravention
      2.4       Permits; Compliance with Law
      2.5       Litigation; Orders
      2.6       Periodic Reports
      2.7       Subsequent Events
      2.8       Employee Plans
      2.9       Environmental Regulation, Etc.
      2.10     Employment Practices
      2.11     Taxes
      2.12     Title to Assets
      2.13     Intellectual Property
      2.14     Assigned Contracts
      2.15     No Brokers
      2.16     Warranties
      2.17     Investment Intent

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER
      3.1       Organization and Related Matters
      3.2       Capitalization
      3.3       Authorization
      3.4       Non-contravention
      3.5       Legal Proceedings
      3.6       Periodic Reports
      3.7       Buyer Securities
      3.8       No Brokers

ARTICLE IV. COVENANTS WITH RESPECT TO CONDUCT OF BUSINESS PRIOR TO THE CLOSING
      4.1       Access and Control
      4.2       Material Adverse Changes
      4.3       Conduct of the Business
      4.4       Notification of Certain Matters
      4.5       Consents
      4.6       Preservation of the Business Prior to the Closing
      4.6       Offers of Employment

ARTICLE V. ADDITIONAL COVENANTS
      5.1       Non-solicitation
      5.2       Nondisclosure of Proprietary Data
      5.3       Tax Cooperation
      5.4       Tax Matters
      5.5       Post-Effective Date Financial Statement
      5.6       Redemption Covenant

ARTICLE VI. CONDITIONS OF PURCHASE
      6.1       General Conditions
      6.2       Deliveries of Seller
      6.3       Deliveries of Buyer

ARTICLE VII. TERMINATION OF OBLIGATIONS; SURVIVAL
      7.1       Termination of Agreement
      7.2       Effect of Termination
      7.3       Survival of Representations and Warranties

ARTICLE VIII. INDEMNIFICATION
      8.1       Obligations of Sellers
      8.2       Obligations of Buyer
      8.3       Procedure
      8.4       Survival
      8.5       Not exclusive Remedy
      8.6       Offset

ARTICLE IX. GENERAL
      9.1       Amendments; Waivers
      9.2       Schedules; Exhibits; Integration
      9.3       Best Efforts; Further Assurances
      9.4       Governing Law
      9.5       No Assignment
      9.6       Headings
      9.7       Counterparts
      9.8       Publicity and Reports
      9.9       Confidentiality
      9.10     Parties in Interest
      9.11     Notices
      9.12     Expenses
      9.13     Remedies; Waiver
      9.14     Attorney's Fees
      9.15     Knowledge Convention
      9.16     Representation by Counsel; Interpretation
      9.17     Specific Performance
      9.18     Severability




ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is entered into as of December 6, 2002, among Buyers United Inc., a Delaware corporation ("Buyer"), I-Link Communications Inc., a Utah corporation ("ILC"), and I-Link Incorporated, a Florida corporation ("I-Link"). ILC and I-Link are herein sometimes referred to as the "Sellers".

R E C I T A L S

      WHEREAS, Sellers desire to sell, and Buyer desires to buy, certain assets in accordance with the terms and conditions of this Agreement.

A G R E E M E N T

      In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

ARTICLE I.  DEFINITIONS/PURCHASE & SALE/CLOSING

1.1   Definitions.

      For all purposes of this Agreement, except as otherwise expressly provided, the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular, all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

      As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply, except as otherwise expressly provided.

       "Accepting Employees" shall have the meaning set forth in Section 4.7.

       "Acquired Assets" means all tangible and intangible assets of Sellers relating to or used in the operation of the Business, together with the business as a going concern associated with such assets, including the following (but specifically excluding the Excluded Assets):

      (a)  all customer accounts served by the Business (the "Customer
Accounts");

      (b) all customer data associated with the Customer Accounts, including all associated letters of authorization, customer service records, all related computer tapes and/or records, accounts receivable status and history reports and all customer service and provisioning history;

      (c) all fixed assets, switches, machinery, equipment and other tangible personal property (including all furnishings and fixtures, materials, supplies and other miscellaneous items) located at the premises of ILC and each of its switch sites and colocation facilities; and all other fixed assets, switches, machinery, equipment and other tangible personal property related to or used in connection with the Business, including all furnishings and fixtures, materials, supplies and other miscellaneous items of tangible personal property whether located at the foregoing premises, switch sites or colocation facilities of ILC or at the premises of any customer or supplier, all as the same existed or was constituted on the Effective Date;

      (d) all right, title and interest in and to the Assigned Contracts and any related leasehold improvements;

      (e) all claims and rights against third parties relating to the Acquired Assets, including insurance claims, rights under manufacturers' and vendors' warranties, rights of recovery, credits, and Business-related setoff rights existing on the Closing Date;

      (f) all financial, commercial, marketing and administrative books and records relating to the Business in any form or medium, including, computer databases, correspondence files, administrative guidelines, personnel records relating to Accepting Employees and employee manuals and all accounting and tax files and records used in connection with or relating to the Business, as well as files relating to litigation that has been settled, closed, or otherwise dismissed; provided, however, that Sellers shall enjoy a continuing right of reasonable access during normal business hours to such assets for purposes of claims resolution, litigation, and administration;

      (g) all computer systems and non-proprietary software, and all electronic databases and other data processing and storage materials (regardless of format or medium), used in or related to the Business;

      (h)   the Carrier Identification Codes of ILC;

      (i) all Know-how, Trademarks, copyrights, copyright registrations and applications for registration, designs, and trade secrets that are licensed to or owned by Sellers; and

      (j) all materials, supplies, personal property and other assets, tangible or intangible, used in or relating to the Business, including the goodwill of the Business as a going concern.

      "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

      "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a).

      "Allocation Schedule" is the schedule identified in Section 6.1(d).

      "Agreement" means this Agreement by and among Buyer, ILC and I-Link as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

      "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

      "Assigned Contracts" means the Contracts listed in Section 2.14 of the Disclosure Schedule.

      "Associate" of a Person means a corporation or organization (other than a Party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of any Party or its Affiliates.

      "Assumed Liabilities" means, and is strictly limited to, those liabilities and obligations of Sellers and any of their Affiliates set forth on Exhibit B to this Agreement.

      "BP Event" means the occurrence of one of the following during the 14-month period commencing January 1, 2003:

      (a) Big Planet, Inc., notifies Buyer that it is terminating the Wholesale Service Provider and Distribution Agreement with Sellers dated February 1, 2000, as amended by Amendment No. 1 dated February 15, 2001, by Amendment No. 2 dated February 22, 2001, by Amendment No. 3 dated March 1, 2001, and Amendment No. 4 dated September 10, 2001 (the "BP Agreement"), unless the BP Agreement is replaced by a new agreement between Big Planet, Inc., and Buyer with substantially similar terms on price and service as the BP Agreement;

      (b) Big Planet, Inc. issues a statement or other communication for general distribution to its customers and members recommending that they use a provider other than Buyer for the same services provided under the BP Agreement; or

      (c) If Big Planet, Inc., demands a reduction in the wholesale rate charged for services under the BP Agreement, Sellers and Buyer shall mutually agree to a course of action and the impact on distribution of the Earnout Shares. If the Parties are unable to reach agreement on such course of action and impact on or before the date specified by Big Planet, Inc., for responding to its demand (including any extensions thereof granted by Big Planet, Inc.), then Buyer, at its election, may declare the occurrence of a BP Event by written notice to Sellers; provided, that if Buyer accedes to the demand and Big Planet takes action to promote the service and increase the customer base of Buyer, then Buyer and Sellers shall mutually agree on the date on which the BP Event shall be deemed to have occurred (the "Deemed Event") which shall not be less than four nor more than seven months following the date Big Planet implements the action to promote the service.

      "Business" means the operation of the real-time Internet Protocol communications network (RTIP Network) consisting of a nationwide dedicated network of ILC equipment and leased telecommunications lines integrated through licensed software, applications that use the RTIP Network including, but not limited to, I-Link One Number service, wholesale and retail distribution of RTIP Network service and applications, and also shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects and liabilities.

      "Buyer Reports" means the periodic reports of Buyer described in Section 3.6.

      "Buyer Securities" has the meaning set forth in Section 1.3.

      "Closing" means the consummation of the purchase and sale of the Acquired Assets under this Agreement, and "Closing Date" is the date of the Closing, which shall be the date that is three business days following the date on which all of the items contemplated by Section 6.1 have been obtained or waived.

       "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

       "CRS" is Cohne, Rappaport & Segal, P.C.

      "Disclosure Schedule" means the Disclosure Schedule dated the date of this Agreement, as the same shall be amended from time to time up and through the Closing, and delivered by Sellers to Buyer. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Sections of this Agreement and, together with all matters under each such heading, shall be deemed to qualify only that Section.

      "Distributor" means a wholesale or retail distributor of services and applications sold in the Business under distributor agreements with Sellers, whether written or oral, under which services and applications included in the Business are sold to other Persons.

      "Earnout Shares" means 75,000 shares of the Buyer Securities to be held and disbursed in accordance with Section 1.5.

      "Effective Date" means the date on which each of the items specified in
Section 1.4 have been delivered as provided therein.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

      "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

      "Equity Securities" means, with respect to any Party, the common stock and any other capital stock of the Party or other equity interest in the Party or any securities or notes convertible into or exchangeable for capital stock of or other equity interest in the Party or any other rights, warrants or options to acquire any of the foregoing securities of the Party.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

      "ERISA Affiliate" means each entity that is treated as a single employer with I-Link for purposes of Code Section 414.

      "Escrow Agreement" is the escrow agreement described in Section 8.1(c).

      "Excluded Assets" means (a) cash, (b) cash equivalents, (c) the accounts receivable, billed and unbilled as of the Effective Date, associated with the Customer Accounts, (d) any deposits or pre-payments made by Seller with respect to any of the Assigned Contracts, and (e) the personal property, Contracts, Intellectual Property and other assets listed in Exhibit A.

      "Financial Statements" has the meaning set forth in Section 2.6.

      "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

       "Gross Margin" is revenue for the applicable period less variable carrier costs.

      "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, including the Federal Communications Commission and state public utility and public service commissions, and any industry self-regulatory or administrative agency, including the North American Numbering Plan Administrator.

      "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

      "I-Link Reports" means the periodic reports of I-Link described in
Section 2.6.

      "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "Indemnified Party" means the party entitled to indemnity hereunder; and "Indemnifying Party" means the party obligated to provide indemnification hereunder.

      "Intellectual Property" means all (i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights whether registered or not, in each case which are licensed to or owned by Sellers.

      "Know-how" means all product specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information that is owned by Sellers.

      "Knowledge" has the meaning set forth in Section 9.15.

      "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

      "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

      "Management Agreement" is the agreement identified in Section 4.1.

      "Material Adverse Effect" means an adverse effect that a reasonable person would attach importance to in evaluating the Party to which it relates and the transactions herein contemplated.

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "Net Tax Benefit" has the meaning set forth in Section 8.4(c).

      "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

      "Party" means a signatory to this Agreement and "Parties" means all the signatories to this Agreement.

      "Patent" means all patents and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing), which are owned by Sellers or their Affiliates.

      "Permit" means any license, permit, franchise, consent, registration, certificate of authority and other approval (including, without limitation, those relating to Federal Communications Commission and state public service commission certifications and Carrier Identification Codes issued by the North American Numbering Plan Administrator), or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

      "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Purchase Price" has the meaning set forth in Section 1.3.

      "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.
      "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes ILC.

      "Trademarks" shall mean trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or services, or embodying associated goodwill, whether or not registered, and any applications or registrations there for owned by Sellers.

      "Transaction Costs" has the meaning set forth in Section 9.12.

      "WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 USC Section 2101, et seq., and the rules and regulations adopted there under.

1.2. Purchase and Sale of Assets.

      On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Sellers, and Sellers agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Article 1.

1.3.  Purchase Price.

      Subject to the terms and conditions of this Agreement, Buyer agrees to
(i) except as otherwise provided herein, deliver to Sellers at the Closing 205,000 shares of the Series B Convertible Preferred Stock (the "Buyer Securities"), described in Exhibit C attached hereto, and (ii) assume at the Closing the Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Sellers or their Affiliates not included in the Assumed Liabilities. The $2,050,000 value of the Buyer Securities plus the value of the Assumed Liabilities is the "Purchase Price".

1.4  Deliveries and Effective Date.

      The date this Agreement is signed by all Parties is the "Effective Date." On the Effective Date, immediately following the execution of this
Agreement:

      (a) The Parties shall deliver the instruments, certificates, and other items described in Sections 6.2 and 6.3 to CRS.

      (b) The Parties shall sign and deliver to one another the Management Agreement contemplated by Section 4.1 and Transition Services Agreement attached as Exhibit D.

      (c) The Parties shall sign and deliver to one another a license agreement of even date herewith pertaining to certain intellectual property that is not part of the Acquired Assets.

1.5   Time and Place of Closing.

      (a) The Closing will take place at the offices of CRS in Salt Lake City, Utah, commencing at 10:00 a.m. local time on the date specified for the Closing, or on such other date as the Parties may mutually agree. At the Closing, CRS shall deliver to Buyer the items listed in Section 6.2, to Sellers the items listed in Section 6.3 (except for the Earnout Shares), and to the agent named in the Escrow Agreement the Escrow Agreement and 25,000 shares of the Buyer Securities to be placed in escrow there under.

      (b) If no BP Event has occurred prior to the Closing, CRS shall deliver to Sellers at the Closing that number of Earnout Shares equal to the product obtained by multiplying the total number of Earnout Shares by a fraction, the numerator of which is the number of full calendar months that have elapsed from and including January 2003 through the calendar month ending immediately preceding the calendar month in which the Closing occurs, and the denominator of which is 14. Thereafter, so long as no BP Event has occurred, CRS shall deliver to Sellers on the first day of each calendar month beginning with the month immediately following the month in which the Closing occurs, one-fourteenth (1/14) of the Earnout Shares until all Earnout Shares have been delivered to Seller. If a BP Event occurs, CRS shall deliver to Sellers within 30 days following the end of the Measurement Period (as defined for "N" below) that number of Earnout Shares determined on the basis of the following formula:

                  N
M      =   A x -----------
                  D

Where  M    is the number of Earnout Shares to be delivered to Seller.

A      is the number of Earnout Shares that have not been delivered to Sellers as of the date of the BP Event.

N       is the lesser of:  (i) actual cumulative gross margin pertaining to services provided and sold under the BP Agreement during the period (the "Measurement Period") beginning with the first day of the month in which the BP Event or Deemed Event occurs, whichever is later, and continuing for a number of full calendar months equal to the number of months within the period commencing with the month the BP Event occurs through February 2004; and, (ii) the value for D.

D      is the sum of the assumed monthly gross margins during the Measurement
Period, where the assumed gross margin in the first month is the lower of the gross margin under the BP Agreement for the month of January 2003 and the gross margin pertaining to services provided and sold under the BP Agreement for the month immediately preceding the month in which the BP Event occurs, reduced by three percent, and the assumed monthly gross margin in each successive month of the Measurement Period is three percent less than the assumed gross margin for the previous month.

      (c) Any of the Earnout Shares that are not delivered to Sellers under the provisions of Section 1.5(b) by the later of March 1, 2004 and 30 days following the end of the Measurement Period as defined for "N," above, shall be returned to the Buyer, cancelled, and treated for all purposes as a reduction of the Purchase Price.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF
ILC AND I-LINK

      ILC and I-Link, jointly and severally as to each representation and warranty set forth in this Article II, represent, warrant and agree as follows:

2.1   Organization.

      ILC is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. I-Link is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida.

2.2   Authorization of Transaction.

      Each of ILC and I-Link has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Sellers and the consummation of the transactions contemplated hereunder have been duly authorized by the respective boards of directors of ILC and I-Link and no other corporate proceedings on the part of ILC or I-Link are necessary to authorize this Agreement and the transactions contemplated hereunder. Except as contemplated by Section 4.5, no consent of any Person not a Party to this Agreement nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of ILC to execute, deliver and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of each of ILC and I-Link, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

2.3   Non-contravention.

      Except as described in Section 2.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Sellers), will (a) violate any constitution, statute, regulation, rule, Order, decree, charge, or other restriction of any Governmental Entity to which any of ILC and I-Link is subject or any provision of the charter or bylaws of ILC and I-Link or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of ILC or I-Link is a party or by which it or they are bound or to which any of its or their assets is subject (or result in the imposition of any Encumbrance upon any of its or their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Encumbrance could not reasonably be expected to have a Material Adverse Effect on any of ILC or I-Link or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as contemplated by
Section 4.5, ILC and I-Link do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect on any of ILC or I-Link or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

2.4   Permits; Compliance with Law.

      Except as disclosed in Section 2.4 of the Disclosure Schedule, ILC holds all Permits required for the conduct of the Business and is operating in compliance therewith and all such Permits are valid and in full force and effect, except where the failure to hold any such Permit or to operate in compliance therewith or the invalidity or ineffectiveness thereof could not reasonably be expected to have a Material Adverse Effect on the Business, and no suspension, cancellation or termination of such Permits has been threatened or is imminent. ILC is organized and has conducted the Business in compliance with all Laws applicable to it, except where the failure to comply with such Laws could not reasonably be expected to have a Material Adverse Effect on the Business or the ability of the Parties to consummate the transactions contemplated by this Agreement.

2.5   Litigation; Orders.

      Except as set forth in Section 2.5 of the Disclosure Schedule, there is no Order or Action pending or, to the Knowledge of Sellers, threatened against or affecting any of ILC or I-Link, or any director, officer, agent, employee, consultant, or other Person acting on the behalf of any of ILC or I-Link, or any properties of any of the foregoing, which (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect on the Business, or on the ability of the Parties to consummate the transactions contemplated by this Agreement. There is no Order of any Governmental Entity outstanding against any of ILC or I-Link. There is no matter as to which ILC or I-Link has received any notice, claim or assertion, or, to the Knowledge of Sellers, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of any of ILC or I-Link or any other Person, nor to the Knowledge of ILC or any director or officer of I-Link, is there any reasonable basis there for, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by ILC or I-Link.

2.6   Periodic Reports.

      I-Link has delivered to Buyer its quarterly reports on form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2002, and its annual report on Form 10-K for the year ended December 31, 2001, all as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. To the Knowledge of I-Link, each such report (a) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report, and (b) the financial information presented in the report (the "Financial Statements") fairly presents in all material respects the financial condition, results of operations, and cash flows of I-Link as of, and for, the periods presented in the report.

2.7   Subsequent Events.

      Except as described in Section 2.7 of the Disclosure Schedule, since September 30, 2002, there has not been:

      (a) Any material adverse change in the Business, the operations or future prospects of the Business, or the Acquired Assets;

      (b) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Acquired Assets or the Business;

      (c) Any borrowing or lending of money or guarantee of any obligation by Sellers;

      (d) Any amendment to or termination of any agreement which, if not so amended or terminated, would be required to be disclosed on the Disclosure Schedule;

      (e) Any disposition of any material properties or assets used in the Business;

      (f) Any engagement by ILC in activities outside the ordinary course of the Business; or

      (g) The incurring of any liability (absolute or contingent) relating to the Business except liabilities incurred in the ordinary course of the Business.

2.8   Employee Plans.

       Section 2.8 of the Disclosure Schedule lists each Employee Benefit Plan that any of the Sellers or their Affiliates maintains or to which any of the Sellers contributes or has any obligation to contribute.

      (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

      (b) All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

      (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Sellers and their Affiliates. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

      (d) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code 401(a), has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and the none of the directors or officers of Sellers is aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

      (e) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and non-vested liabilities there under (determined in accordance with then current funding assumptions).

      (f) With respect to each Employee Benefit Plan that any of the Sellers and any ERISA Affiliate maintains, to which any of them contributes, or has any obligation to contribute, or with respect to which any of them has any material liability or potential liability:

      (i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of Sellers, threatened.

      (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened.

      (iii) None of the Sellers has incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.


      (g) None of the Sellers and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA
4201), under or with respect to any Multiemployer Plan.

      (h) None of the Sellers maintains, contributes to, or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Sellers (or any spouse or other dependent thereof) other than in accordance with COBRA.

2.9    Environmental Regulation, Etc.

      With respect to environmental matters, Sellers:

      (a) Have no liability under any applicable Law or common law cause of action relating to or arising from environmental conditions on property leased, used or operated by Sellers that could reasonably be expected to have a Material Adverse Effect on the financial condition of Sellers and any property leased, used or operated by Sellers, and any facilities and operations of Sellers thereon have at all times in the past complied with, presently comply with and will continue to comply with all applicable environmental and health and safety Laws to the extent that failure to comply could reasonably be expected to have a Material Adverse Effect on Sellers or the Business;

      (b) Has never entered into or been subject to any judgment, consent decree, compliance Order, or administrative Order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any environmental Law,

      (c) Has no reason to believe that any of the items enumerated in clause (b) of this Section will be forthcoming, and

      (d) Has never sent waste containing any Hazardous Substance to any location for storage, treatment or disposal.

2.10   Employment Practices.

      Neither Seller is a party to, or in the process of negotiating, any collective bargaining or labor agreement or union contract. There is no

      (a) Charge, complaint or suit pending or, to the Knowledge of Sellers, threatened against either Seller respecting employment, hiring for employment, terminating from employment, employment practices, employment discrimination, terms and conditions of employment, safety, wrongful termination, or wages and hours;

      (b) Unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, threatened against, or decision or Order in effect and binding on, either Seller before the National Labor Relations Board;

      (c) Grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of Sellers, threatened against either Seller;

      (d) Strike, labor dispute, slow-down, work stoppage or other interference with work pending or, to the Knowledge of Sellers, threatened against either Seller; or

      (e) To the Knowledge of Sellers, union organizing activities or union representation question threatened or existing with respect to any groups of employees of either Seller.

2.11 Taxes.

     (a) ILC and I-Link have filed, or will have filed prior to the Effective Date, all Tax Returns that each was required to file as of the Effective Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed by either ILC or I-Link (whether or not shown on any Tax Return) have been paid. Except as specified in Section 2.11 of the Disclosure Schedule, neither ILC nor I-Link is currently the beneficiary of any extension of time within which to file any Tax Return and has not requested such an extension. No claim has ever been made by an authority in a jurisdiction where ILC or I-Link does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. ILC and I-Link have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

      (b) Neither ILC nor I-Link has been a member of an Affiliated Group filing a consolidated Tax Return, other than a group the common parent of which is I-Link. The Affiliated Group that includes Sellers has filed all income Tax Returns that it was required to file for each taxable period during which Sellers were members of the group. All such Tax Returns were correct and complete in all respects. All income Taxes owed by such Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which Sellers were members of the group. None of the directors or officers of Sellers, expects any Governmental Entity to assess any additional income Taxes against the Affiliated Group for any taxable period during which Sellers were members of the group. There is no dispute or claim concerning any income Tax liability of the Affiliated Group for any taxable period during which Sellers were members of the group either (a) claimed or raised by any Governmental Entity in writing, or (b) as to which Sellers, have Knowledge. Except as disclosed in Section 2.11 of the Disclosure Schedule, the Affiliated Group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which Sellers were members of the group.

     (c) The tax returns of the Affiliated Group have never been audited by a Governmental Entity, nor are any such audits in process or pending. The Affiliated Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No consent to the application of Code Section 341 has been filed with respect to any of the Acquired Assets (collapsible corporation). Books and records exist and are readily available to support tax returns for which the statute of limitations has not yet expired.

2.12 Title to Assets.

      Sellers will have at Closing good record and marketable fee title to all the Acquired Assets, free and clear of all Encumbrances, except for the following Encumbrances, none of which (except for the Encumbrance described in clause (c)) could reasonably be expected to have a Material Adverse Effect on
ILC: (a) the lien of current taxes not yet due and payable, (b) such imperfections of title, liens and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at or with such properties, and (c) liens securing debt which is reflected on the most recent balance sheet included in the Financial Statements. All of the leases necessary in any material respect for the operation of the Business are valid, subsisting and enforceable and afford peaceful and undisturbed possession of the subject matter of the lease, and no material default by Sellers exists under any of the provisions thereof.

2.13 Intellectual Property.

      Sellers have exclusive ownership of, or licenses to use, all Intellectual Property used, or to be used, in the Business. Except as described in Section 2.13 of the Disclosure Schedule, there are no claims or demands of any other Person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the Knowledge of Sellers, threatened, which challenge the rights of Sellers in respect thereof. ILC has the right to use, free and clear of claims or rights of other Persons, all Patents and Know-how, designs, manufacturing or other processes, computer software (subject to applicable licenses), systems, surveys, data compilations, research results, and other information required for or incident to the Business as presently conducted or contemplated, except where the failure to have such a right would not have a Material Adverse Effect on the Business. All Patents, Trademarks and registered copyrights that are owned by, or licensed to, Sellers and used or to be used by ILC in the Business are listed in Section 2.13 of the Disclosure Schedule. All of such Patents, Trademarks and registered copyrights have been duly registered in, filed in, or issued by, the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 2.13 of the Disclosure Schedule, have been properly maintained and renewed in accordance with all applicable provisions of law in the United States and each such jurisdiction, and are valid and in full force and effect. All such Trademarks are in commercial use in the Business. All licenses or other agreements under which ILC is granted rights in Intellectual Property used in the Business are listed in Section
2.13 of the Disclosure Schedule. Except as set forth in Section 2.13 of the Disclosure Schedule, all said licenses or other agreements are in full force and effect and there is no default by any party thereto. To the Knowledge of Sellers, the Business, activities, services and applications of ILC do not infringe any Patent or other Intellectual Property of any other Person, except where such infringement would not have a Material Adverse Effect on ILC or the Business. Except as described in Section 2.13 of the Disclosure Schedule, no Action charging ILC with infringement of any adversely held Intellectual Property has been filed or is, to the Knowledge of Sellers, threatened to be filed. Sellers have not made unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of Sellers. Except as described in
Section 2.13 of the Disclosure Schedule, neither ILC nor, to the Knowledge of Sellers, any of its employees have any agreements or arrangements with any Persons other than Sellers related to confidential information or trade secrets of such Persons or restricting in any way any such employee's engagement in the Business.

2.14 Assigned Contracts.

      Section 2.14 of the Disclosure Schedule contains a true, complete and accurate list, categorized by subject matter, of the following Assigned Contracts to which Sellers are a party :

      (a) Purchase Orders and sale orders, and all agreements to or with each customer or supplier for the sale of products or services;

      (b) All Contracts for construction or for the purchase of equipment, machinery and other items;

      (c) All Contracts relating to the rental or use of equipment, other personal property or fixtures;

      (d) All Contracts with Distributors;

      (e) All Contracts pertaining to the licensing or use of computer software that is used or useful in the Business;

      (f) Each Contract upon which the Business is substantially dependent or which is otherwise material to the Business; and

      (g) All other Contracts affecting the Business, except those which: (A) are cancelable on 30 days' or less notice without any penalty or other financial obligation, or (B) if not so cancelable, involve annual aggregate payments by or to Sellers of $25,000 or less.

Except as set forth in Section 2.14 of the Disclosure Schedule, (i) each Contract was entered into in the ordinary course of the Business, (ii) is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (iii) Sellers are not in material breach or default under any of the Contracts and has not received any notice or claim of any such breach or default from any Person, (iv) to the Knowledge of Sellers, the relationship of Sellers with the Persons who are parties to the Contracts is good and there has been no expression of any intention to terminate or materially modify any such relationships, (v) to the Knowledge of Sellers, there is no breach or default under any Contract by any other Person who is a party thereto, which could reasonably be expected to have a Material Adverse Effect on the Business, (vi) to the Knowledge of Sellers, no event or action has occurred, is pending or is threatened, which, after the giving or receipt of notice, and/or passage of time or otherwise, could constitute or result in any such breach or default by Sellers or any other Person who is a party under any of the Contracts, which would have a Material Adverse Effect on the Business, and (vii) no material amount claimed to be payable to Sellers under any of the Contracts is being disputed by any Person who is a party thereto. Except as described in Section 2.14 of the Disclosure Schedule, Sellers have the contractual right to terminate each Contract between Sellers and a Distributor by giving no more than 90 days prior written notice of termination without risk of incurring a Loss, except as limited by any applicable Law. True and correct copies of each document or instrument set forth on the Disclosure Schedule pursuant to this Section 2.14 have been made available to Buyer.

2.15 No Brokers.

      Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, agent, commercial banker or other Person with respect to this Agreement or the transactions contemplated by this Agreement.

2.16 Warranties.

      Sellers will have no material liability after the Effective Date pursuant to the terms of express written warranties in favor of its customers, which is not fully covered by insurance or reserved on the Financial Statements relating to any service or application distributed or sold by ILC prior to the Effective Date. ILC's standard terms and conditions of sale, including warranties, are included in Section 2.16 of the Disclosure Schedule.

2.17 Investment Intent.

      Sellers are accredited investors within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act of 1933, as amended, and are acquiring the Buyer Securities for their own respective accounts for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents, warrants and agrees as follows:

3.1  Organization and Related Matters.

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

3.2  Capitalization.

      The entire authorized capital stock of Buyer consists of (a) 100,000,000 shares of common tock, $0.0001 par value, of which only 5,930,262 shares are issued and outstanding, and (b) 15,000,000 shares of preferred stock, $0.0001 par value, of which (i) 1,870,000 are designated Series A 8% cumulative convertible preferred stock with a liquidation value of $3,740,000, and (ii) 1,234,500 are designated Series B 8% cumulative convertible preferred stock, of which 563,800 shares are issued and outstanding with a liquidation value of $5,638,000. All of the issued and outstanding shares of common stock, Series A 8% cumulative convertible preferred stock, and Series B 8% cumulative convertible preferred stock have been duly authorized and are validly issued, fully paid, and non-assessable and were issued in conformity with applicable Laws. Except as provided above in this Section 3.2, and except as described in Buyer's Reports, there are no Equity Securities and no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other rights, contracts, agreements or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its authorized but unissued Equity Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer. There are no preemptive rights in respect of any Equity Securities of Buyer.

3.3  Authorization.

      Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereunder. Except as contemplated by Section 4.5, no consent of any Person not a Party to this Agreement nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of Buyer to execute, deliver and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

3.4  Non-contravention.

      Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Buyer), will (a) violate any constitution, statute, regulation, rule, Order, decree, charge, or other restriction of any Governmental Entity to which Buyer is subject or any provision of the charter or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Encumbrance could not reasonably be expected to have a Material Adverse Effect on Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as contemplated by Section 4.5, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect on Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.5  Legal Proceedings.

      There is no Order or Action pending or to the Knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.6 Periodic Reports.

      Buyer has delivered to Sellers its quarterly reports on form 10-QSB for the quarterly periods ended March 31, June 30, and September 30, 2002, and its annual report on Form 10-KSB for the year ended December 31, 2001, all as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. To the Knowledge of Buyer, each such report
(a) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report, and (b) the financial information presented in the report fairly presents in all material respects the financial condition, results of operations, and cash flows of Buyer as of, and for, the periods presented in the report.

3.7  Buyer Securities.

     The Buyer Securities to be issued to Sellers to purchase the Acquired Assets at the Closing shall be, when issued, duly authorized and validly issued, fully paid, and non-assessable, and not issued in violation of the preemptive or other rights of any Person.

3.8  No Brokers.

      Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, agent, commercial banker or other Person with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV.  COVENANTS WITH RESPECT TO CONDUCT OF
BUSINESS PRIOR TO THE CLOSING

4.1  Access and Control.

      Prior to the Closing, ILC shall, and the I-Link shall cause ILC to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the business activities of Sellers, to all of the properties, books, records, operating instructions and procedures, and all other information with respect to the Business as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the Business with such other Persons, including, without limitation, the directors, officers, employees, accountants, counsel, suppliers, customers, and creditors of Sellers, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business and obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement. Concurrently with the signing of this Agreement the Buyer and Sellers shall enter into the Management Agreement in the form attached hereto as Exhibit E, pursuant to which Buyer will assume management of certain aspects of the Business as provided in said agreement, and Sellers agree Buyer shall have the right to use the Acquired Assets during the term of the Management Agreement to provide services to Buyer's customers, and all such customers and accounts receivable from such customers shall be the exclusive property of Buyer notwithstanding any provision contained in the Management Agreement.

4.2  Material Adverse Changes.

      Prior to the Closing, Sellers will promptly notify Buyer of any event of which it or they obtains Knowledge which has had or could reasonably be expected to have a Material Adverse Effect on the Business or which if known as of the date hereof would have been required to be disclosed to Buyer.

4.3  Conduct of the Business.

      Prior to the Closing, Sellers agree with and for the benefit of Buyer that they shall not without the prior consent in writing of Buyer, which may not be unreasonably withheld:

      (a) Except as required by their terms, amend, terminate, renew or renegotiate any Contract included in the Acquired Assets or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Contract included in the Acquired Assets or take any action that would jeopardize the continuance of its material supplier or customer relationships;

      (b) Terminate, amend or fail to renew any existing insurance coverage;

      (c) Terminate or fail to renew or preserve any Permits;

      (d) Other than as permitted by the Management Agreement or in the ordinary course of the Business, incur or agree to incur any obligation or liability (absolute or contingent) related to the Business that individually calls for payment by ILC of more than $25,000 in any specific case or $250,000 in the aggregate;

      (e) Sell, transfer, mortgage, encumber or otherwise dispose of any Acquired Assets or any liabilities, except (i) for dispositions of property not greater than $5,000 in the aggregate, (ii) in the ordinary course of the Business, or (iii) as contemplated by the Management Agreement;

      (f) Dispose of or permit to lapse any rights to the use of any Intellectual Property included in the Acquired Assets or subject to the License Agreement or dispose of or disclose any such Intellectual Property not a matter of public knowledge;

      (g) Make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure; or

      (h) Agree to or make any commitment to take any actions prohibited by this Section 4.3.

4.4  Notification of Certain Matters.

      Each Party shall give prompt notice to the other Parties of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, and (b) any failure of the Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

4.5  Consents

      (a) Sellers and Buyer each agree to cooperate and use their best efforts to obtain all Approvals from all third parties (including Governmental Entities) that may be necessary to consummate the transactions contemplated by this Agreement.

      (b) Immediately following the Effective Date, Buyer shall, with the reasonable assistance of and in consultation with Sellers, prepare and file, or cause to be prepared and filed, any and all applications necessary to obtain the Approval of all relevant Governmental Entities for Buyer to purchase the Acquired Assets and operate the Business. Buyer and Sellers shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts (including, with respect to Buyer, providing financial assurance to a Governmental Entity, to the extent required) to obtain grants of approval as expeditiously as practicable. Each of Buyer and Sellers shall bear their own expenses of prosecuting such applications; provided, that Buyer shall bear all fees payable by Buyer and/or Sellers to any Governmental Entity and local counsel fees, where necessary as determined in the sole discretion of Buyer, in connection with the filing and prosecution of the applications necessary to obtain such approvals.

      (c) In the event the North American Numbering Plan Administrator fails or refuses to transfer control of the Carrier Identification Codes directly from Sellers to Buyer, (i) Sellers agree to transfer the Carrier Identification Codes to a subsidiary of I-Link that has no assets, liabilities, or business operations, (ii) agree after such transfer to sell all of the capital stock of such subsidiary to Buyer for no consideration in addition to the Purchase Price, (iii) use its best efforts to obtain approval from the North American Numbering Plan Administrator for transfer of control of the Carrier Identification Codes resulting from the sale of the subsidiary stock to Buyer, and (iv) upon obtaining such approval transfer and convey the capital stock of such subsidiary to Buyer.

      (d) Sellers and Buyer each agree to cooperate and use their best efforts to obtain all Approvals of third parties with respect to all material Assigned Contracts that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

4.6  Preservation of the Business Prior to the Closing.

      During the period beginning on the date hereof and ending on the Closing Sellers will use their respective best efforts to preserve the Business and to preserve the goodwill of customers, suppliers, and others having business relations with Sellers.

4.7  Offers of Employment.

      Sellers agree and acknowledge that Buyer has, and may continue to make, offers of employment to persons employed by Sellers. Any person who accepts such an offer of employment with Buyer shall be an "Accepting Employee" and shall be employed by Buyer on such terms and conditions as Buyer and each such Accepting Employee may mutually agree. In the event Buyer shall employ within 45 days following the Effective Date any former employee of Sellers that was included in Seller's reduction of staff that began on the Effective Date and received severance or payment of unused vacation time from Seller, then Buyer shall reimburse Sellers for the severance and vacation time payments made by Sellers to the employee within 10 days following the date the employee commences employment with Buyer.

ARTICLE V.  ADDITIONAL COVENANTS

5.1  Non-solicitation.

      (a) Sellers each agree that from and after the date of this Agreement Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. Sellers each also acknowledge that their management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Sellers each agree for themselves and their respective Affiliates that for a period of three years after the date hereof (the "Restricted Period"), it will not, directly or indirectly, for its own benefit or as agent for another solicit for the purpose participating in or effecting any present or future business enterprise involving any service or application that is the same as or similar to any service or application that is part of the Business, any Person who was a Distributor or customer (including their successors) of ILC at any time during the three-year period prior to and ending on the Effective Date.

      (b) Nothing contained herein shall limit during the Restricted Period the right of Sellers or their Affiliates (or their respective officers and directors) as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Person's equity interest therein does not exceed five percent of the outstanding shares or interests in such corporation or partnership.

      (c) In addition, to protect Buyer against any efforts by Sellers to cause employees of Buyer to terminate their employment, each agrees that during the Restricted Period it will not directly or indirectly (i) induce any employee of Buyer with a then current compensation of more than $40,000 annually to leave Buyer or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee.

      (d) Each of Sellers recognizes and agrees that a breach of any of the covenants set forth in this Section 5.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against it, in addition to any other rights and remedies that are available to Buyer. If this Section 5.1 is more restrictive than permitted by the Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 5.1 shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the Parties intend that the covenants contained in the preceding portions of this Section 5.1 shall be construed as a series of separate covenants, one for each city, county, state or other location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this
Section 5.1, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

      (e) For income tax purposes only, Buyer and Sellers agree that no portion of the Purchase Price shall be allocated to the covenants in this
Section 5.1.

5.2  Nondisclosure of Proprietary Data.

      None of Sellers shall divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer, any confidential information concerning the Business.

5.3  Tax Cooperation.

      After the Effective Date, the Parties shall, and shall cause their respective directors and officers to, cooperate fully with each other in the preparation of all Tax Returns and shall provide, or cause to be provided to each other any records and other information requested by such parties in connection therewith. The Parties shall, and shall cause their respective directors and officers to, cooperate fully with the other Parties in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 5.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 9.9.

5.4  Tax Matters.

      (a) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Losses Buyer suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Sellers for Taxes that is attributable to any period ending on or before the Effective Date and for Taxes of any Person other than Sellers (i) under Reg. 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

      (c) I-Link will include the income of ILC from the Business (including any deferred income triggered into income by Reg. 1.1502-13 and Reg. 1.1502-14 and any excess loss accounts taken into income under Reg. 1.1502-19) on I-Link's consolidated federal income Tax Returns for all periods through the Effective Date and pay any federal income Taxes attributable to such income. I-Link will take no position on such returns that relates to the Business that would adversely affect the Buyer after the date of this Agreement. The income of the Business will be apportioned to the period up to and including the Effective Date and the period after the Effective Date by closing all transactions and accruals pertaining to the Business on the books Sellers as of the end of the Effective Date. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule contemplated by
Section 6.2(h).

      (d) Sellers will allow Buyer to participate at its own expense in any audits of I-Link's consolidated federal income Tax Returns to the extent that such returns relate to the Acquired Assets, Assumed liabilities, or the treatment for Tax purposes of the transactions contemplated by this Agreement. I-Link will not settle any such audit in a manner that would adversely affect Buyer's Tax treatment of the transactions contemplated by this Agreement without the prior written consent of the Buyer, which consent shall not unreasonably be withheld.

5.5  Post-Effective Date Financial Statement.

      Sellers shall deliver to Buyer at Buyer's sole cost and expense an audited balance sheet as of December 31, 2002, and audited statements of operations and cash flows for each of the years in the two-year period ended December 31, 2002, together with the notes and audit report of PriceWaterhouseCoopers LLP pertaining thereto, for the entity, business segment, or other operating unit identified by Buyer as being necessary for Buyer to comply with its financial reporting obligation under the Securities Exchange Act of 1934 and the regulations adopted there under.

5.6  Redemption Covenant.

     The Buyer covenants and agrees that it will not exercise its right to redeem the Buyer Securities under Part 5 of the Certificate of Designation of the Series B Convertible Preferred Stock as on file with the Secretary of State of the State of Delaware on the Effective Date prior to December 6, 2007.

ARTICLE VI.  CONDITIONS OF PURCHASE

6.1  General Conditions.

      The obligations of the Parties to effect the Closing shall be subject to the following conditions unless waived in writing by the Party or Parties that benefit from such condition:

      (a) No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, at or prior to the Closing Date, which prohibits or restricts, or would (if successful) prohibit or restrict, the transactions contemplated by this Agreement, or (with respect to obligations of Buyer only) which would not permit the Business as presently conducted to continue unimpaired following the Closing Date. No Governmental Entity shall have notified any Party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction or that it intends to commence an Action to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such Action prior to the time which otherwise would have been the Closing Date, unless counsel known to have expertise as to such matters on behalf of the Party against whom such Action was or would be instituted renders to the Parties a favorable opinion that such Action is or would be without merit.

      (b) All Approvals contemplated by Section 4.5 that are reasonably required to be obtained from any Governmental Entity for the operation of the Business by Buyer shall have been received by Buyer. To the extent required by any material Assigned Contract, all Approvals contemplated by Section 4.5 that are reasonably required to be obtained from any third party for the assignment of such material Assigned Contracts included in the Acquired Assets and operation of the Business shall have been received and delivered to Buyer.

      (c) Sellers shall deliver to CRS duly executed releases and waivers from Winter Harbor, LLC, Counsel Communications, Inc. (formerly Counsel Springwell Communications LLC) and Counsel Corporation (US) of all rights and Encumbrances in and to the Acquired Assets in form and substance acceptable to Buyer and its counsel, and duly executed UCC termination statements for each jurisdiction where there is a UCC financing statement filing affecting any of the Acquired Assets.


      (d) Sellers shall deliver to Buyer a schedule, subject to Buyer's written acceptance on the Closing Date, that allocates the Purchase Price to the Acquired Assets for all purposes, including Tax and financial reporting purposes (the "Allocation Schedule").

     (e) The Parties shall execute and deliver the Escrow Agreement, together with all instruments required thereby.

      (f) The Parties and WorldxChange Corp. shall execute and deliver a mutual service agreement containing in substance those terms set forth on Exhibit F attached hereto.

     (g) Sellers shall deliver to Buyer such additional bills of sale, assignments, documents of transfer and other instruments as Buyer may reasonably request to confirm in Buyer all right title and interest in and to the Acquired Assets.

6.2  Deliveries of Sellers.

      On the Effective Date, Sellers shall deliver or cause to be delivered in accordance with Section 1.4 of this Agreement duly executed bills of sale in the form attached hereto as Exhibit G.

6.3  Deliveries of Buyer.

      On the Effective Date, Buyer shall deliver or cause to be delivered pursuant to Section 1.4 of this Agreement:

      (a) Duly executed assumption of liabilities for the Assumed Liabilities in the form attached hereto as Exhibit H.

      (b) Certificates representing the Buyer Securities issued in the names or names designated by the Sellers in writing prior to the Effective Date.

ARTICLE VII.  TERMINATION OF OBLIGATIONS; SURVIVAL

7.1  Termination of Agreement.

      Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated by any Party if the Closing does not occur on or before the close of business on May 31, 2003 (unless extended by mutual consent in writing of Buyer and Sellers), provided that such failure is not due to the action or inaction of, or breach of this Agreement by, such Party. This Agreement and the transactions contemplated by this Agreement may also be terminated at any time before the Closing by mutual consent in writing of Buyer and Sellers.

7.2  Effect of Termination.

      In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in Section 9.9 (Confidentiality) and
Section 9.12 (Expenses) shall survive any such termination. A termination under Section 7.1 shall not relieve any Party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

7.3  Survival of Representations and Warranties.

      All representations and warranties contained in or made pursuant to this Agreement shall expire on the date that is two years following the Closing Date, except that (i) the representations and warranties contained in Sections
2.1 (Organization), 2.15 (No Brokers), 3.1 (Organization), 3.2 (Capitalization) and 3.4 (No Brokers) shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 2.11 (Taxes) shall continue through the expiration of the applicable statute of limitations as the same may be extended (or, if a claim has been asserted prior to such expiration, until three months after the date of its final resolution), (iii) the agreements made in this Section 7.3 and Article V shall be continuing, and (iv) if a claim or notice is given under Article VIII (Indemnification) with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved.

ARTICLE VIII.  INDEMNIFICATION

8.1  Obligations of Sellers.

      (a) Each of ILC and I-Link agree, jointly and severally, to indemnify and hold harmless Buyer and its directors, officers, stockholders, employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly a result of, or based upon or arising from, (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Sellers in or pursuant to this Agreement, (ii) any other matter as to which Sellers in other provisions of this Agreement have agreed to indemnify Buyer, (iii) any claim that the provisions of the WARN Act were not satisfied, including, but not limited to, any Losses arising from a claim or determination that the Buyer failed to satisfy any duty or obligation under the WARN Act arising from Seller's reduction of staff, (iv) Sellers' ownership of the Acquired Assets, operation of the Business, or other activities during the period prior to the Effective Date, except for any of the Assumed Liabilities, and (v) claims of stockholders of I-Link based on any transaction, practice, or action the Sellers effected or participated in, including, but not limited to, the transactions contemplated by this Agreement.

      (b) Sellers shall have no liability under this Section 8.1 for any Losses, until the aggregate amount of all Losses resulting to Buyer and its directors, officers, stockholders, employees, Affiliates, agents and assigns exceeds $25,000 (the "Allowance"), after which Sellers shall be liable, jointly and severally, for the entire amount of the Allowance and any additional Losses in excess of the Allowance.

      (c) On the Effective Date Sellers shall deliver to the escrow agent named in the Escrow Agreement a certificate representing 25,000 shares of the Buyer Securities, duly endorsed for transfer or with executed stock powers attached, which will be held and distributed as provided in the Escrow Agreement in the form adopted by the Parties prior to Closing. In the event Sellers are liable to Buyer under this Section 8.1 for any Losses arising from Indemnifiable Claims, the amount payable to Buyer shall be satisfied exclusively by surrender to Buyer and cancellation of Buyer Securities up to a liquidation value of $250,000 in aggregate Losses on Indemnifiable Claims, and for any Losses in excess of $250,000 shall be satisfied in cash or cash equivalents.

8.2  Obligations of Buyer.

      (a) Buyer agrees to indemnify and hold harmless Sellers and their respective directors, officers, stockholders, employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly a result of, or based upon or arising from, (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, (ii) the Assumed Liabilities, and (iii) any other matter as to which Buyer in other provisions of this Agreement has agreed to indemnify Sellers.

      (b) Buyer shall have no liability under this Section 8.2 for any Losses, until the aggregate amount of all Losses resulting to Sellers and their respective directors, officers, stockholders, employees, Affiliates, agents and assigns exceeds $25,000 (the "Allowance"), after which Buyer shall be liable for the entire amount of the Allowance and any additional Losses in excess of the Allowance.

8.3  Procedure.

      (a) Each party entitled to be indemnified pursuant to Sections 8.1 and
8.2 (an "Indemnified Party") shall notify the indemnifying party ("Indemnifying Party") in writing of any action against such Indemnified Party in respect of which the Indemnifying Party is or may be obligated to provide indemnification pursuant to Sections 8.1 and 8.2 promptly after the receipt of notice of the commencement thereof. The omission of an Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party except to the extent the Indemnifying Party shall have been materially prejudiced by the omission of such Indemnified Party so to notify the Indemnifying Party, pursuant to this Section 8.3. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that the Indemnifying Party may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under Sections 8.1 and 8.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Indemnifying Party; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines (A) that there may be a conflict between the positions of the Indemnifying Party and of the Indemnified Party in defending such claim or action or (B) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of clauses 8.3(a)(i) and (ii)(A) above, or such different defenses, in the case of clause 8.3(a)(ii)(B) above, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense; provided, however, that an Indemnifying Party shall not be liable for the fees or expenses of more than one counsel to the Indemnified Parties in connection with any one action or related actions in respect of which indemnification is sought hereunder. The Indemnifying Party shall not settle or compromise any action without the prior written consent of the Indemnified Party, unless (x) such settlement does not impose any restrictions or limitations on the assets or operations of the business of such Indemnified Party, (y) all relief provided is paid or satisfied in full by the Indemnifying Party or an affiliate thereof, and (z) there is no finding or admission of any violation of law or the rights of any Person other than the claiming party by any Indemnified Party.

      (b) Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

      (i) If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within ten days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause
(y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

      (ii) The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Effective Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this subsection (a "Net Tax Benefit"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized.

8.4  Survival.

      This Article VIII shall survive any termination of this Agreement. Any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

8.5  Not Exclusive Remedy.

      This Article VIII shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.6  Offset.

      If any matter as to which Buyer may be able to assert a claim hereunder is pending or unresolved at the time any payment is due from Buyer to Sellers under this Agreement on the Buyer Securities, Buyer shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from such payment an amount equal to the amount of the claim (provided it is then asserted in accordance with the provisions hereof) until such matters are resolved; provided that Buyer shall not be entitled to withhold any such payment unless and until the amount of its potential claims exceeds the dollar amounts of the liability limitation set forth in Section 8.1(b). If it is finally determined that such claims are covered by this Article VIII, the amount of such claims may be offset against the retained payments and the remainder, if any, shall be delivered to Sellers pursuant to this Agreement together with interest on such remainder payable from the date such remainder was withheld until paid at the rate of 6% per annum.

ARTICLE IX.  GENERAL

9.1  Amendments; Waivers.

      This Agreement and any Schedule or Exhibit hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

9.2  Schedules; Exhibits; Integration.

      Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules and Exhibits need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection herewith, including, but not limited to, the letter of intent dated November 6, 2002, among Buyer and Counsel Springwell Communications LLC.

9.3  Best Efforts; Further Assurances.

      (a) Each Party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after Closing such further certificates, agreements, instruments of transfer, and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

      (b) As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing Party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

9.4  Governing Law.

      (a) This Agreement, the legal relations among the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the state of Utah applicable to contracts made and performed in such state and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law.

      (b) Each Party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the state of Utah and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 9.12 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each Party at its address provided in Section 9.12; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating Party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 9.12. Each Party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by Law or shall limit the right of any Party to bring any Action against any other Party in any other jurisdiction, except to the extent expressly otherwise provided in this Section 9.4.

9.5  No Assignment.

      Neither this Agreement nor any rights or obligations under it are assignable.

9.6  Headings.

      The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.7  Counterparts.

      This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when each Party has signed one or more counterparts and the signature pages delivered to the other Parties.

9.8  Publicity and Reports.

      I-Link and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without, in the case of Sellers, I-Link, and ILC obtaining the prior consent of Buyer and, in the case of Buyer, obtaining the prior consent of I-Link, except to the extent that independent legal counsel to I-Link or Buyer, as the case may be, shall deliver a written opinion to the other Party (I-Link and ILC being considered a single Party for such purpose) that a particular action is required by applicable law.

9.9  Confidentiality.

      All information disclosed in writing and designated in writing as confidential by any Party whether before or after the date hereof in connection with the transactions contemplated by or the discussions and negotiations preceding this Agreement to any other Party shall be kept confidential by such other Party and shall not be used, directly or through an Affiliate, by any Party other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources,
(iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the Party, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other Party. If this Agreement is terminated in accordance with its terms, each Party (ILC and I-Link being considered a single Party for such purpose) shall use all reasonable efforts to return upon written request from the other Party all documents (and reproductions thereof) received by it or its representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within the exceptions contained in the first sentence of this Section 9.9, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed.

9.10 Parties in Interest.

      This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 8.l and 8.2 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

9.11 Notices.

      Any notice or other communication hereunder must be given in writing and
(a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed (postage prepaid), receipt requested as follows:

      If to Buyer, addressed to:        Buyers United, Inc.
      14870 Pony Express Road
      Bluffdale, Utah 84065
      Telecopy:  (801) 320-3312
          Attention:  Paul Jarman, Executive Vice
       President


      With a copy to:              Cohne, Rappaport & Segal, P.C.
      525 East 100 South, 5th Floor
      Salt Lake City, Utah 84102
      Telecopy:  (801) 355-1813
      Attention:  Mark E. Lehman, Esq.

      If to ILC, addressed to:          I-Link Communications Inc.
      13751 S. Wadsworth Park Drive, Suite 200
      Draper, Utah 84020
      Telecopy:  (801) 576-5000
      Attention:  Helen Seltzer, President

      If to I-Link, addressed to:       I-Link Incorporated
      13751 S. Wadsworth Park Drive, Suite 200
      Draper, Utah 84020
      Telecopy:  (801) 576-5000
      Attention:  Helen Seltzer, President

or to such other address or to such other Person as a Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

9.12 Expenses.

      ILC and I-Link (taken as a single Party for purposes of this Section 9.12) and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel ("Transaction Costs").

9.13 Remedies; Waiver.

      To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

9.14 Attorney's Fees.

      In the event of any Action by any Party arising under or out of, in connection with or in respect of this Agreement, including any participation in bankruptcy proceedings to enforce against a Party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The Parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

9.15 Knowledge Convention.

      Whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any Party pursuant to this Agreement is made to the Knowledge of such Party, such Party makes such statement based upon actual knowledge of the officers of such Party having responsibility for such matters without conducting an independent investigation of the subject matter thereof.

9.16 Representation By Counsel; Interpretation.

      ILC, I-Link, and Buyer acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

9.17 Specific Performance.

      I-Link, ILC, and Buyer acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each such Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

9.18 Severability.

      If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party.
In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

      IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYERS UNITED, INC.



By:  _________________________________
        Theodore Stern, Chief Executive Officer


I-LINK COMMUNICATIONS INC.



By:  _________________________________
        Gary J. Wasserson, Director


I-LINK INCORPORATED



By:  _________________________________
        Gary J. Wasserson, Director